Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated March 27, 2018, relating to the financial statements and financial highlights, which appears in the American Beacon SGA Global Growth Fund Annual Report on Form N-CSR for the year ended January 31, 2018. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Auditor”, “Other Service Providers”, “Financial Statements and Experts”, “Representations and Warranties” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

February 5, 2019